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                              GARDEN BOTANIKA, INC.
                             CALCULATION OF EARNINGS
                     PER COMMON AND COMMON EQUIVALENT SHARE
                                  (EXHIBIT 11)

                                                                                        (UNAUDITED)
                                                            -------------------------------------------------------------------
                                                                     QUARTER ENDED                        26 WEEKS ENDED
                                                            ------------------------------       ------------------------------
                                                               AUGUST 3,         JULY 29,          AUGUST 3,          JULY 29,
                                                                 1996              1995              1996               1995
                                                            ------------       -----------       ------------       -----------
PRIMARY:
   Earnings -
       Net earnings (loss) applicable to Common
          and Common equivalent shares                      $ (1,986,761)      $  (835,661)      $ (4,671,542)      $(1,662,550)
                                                            ============       ===========       ============       ===========
   Shares -
       Weighted average Common shares outstanding              5,796,912           264,184          3,032,729           263,585
       Weighted average Preferred shares outstanding (1)         690,094         3,418,623          2,192,062         3,418,623
       Net effect of stock options, based on treasury
          stock method using average market price                     --(2)         24,536(3)              --(2)         24,536(3)
                                                            ------------       -----------       ------------       -----------
  Weighted average Common and Common equivalent shares         6,487,006         3,707,343          5,224,791         3,706,744
                                                            ============       ===========       ============       ===========
 Primary earnings (loss) per Common and
  Common equivalent share                                   $      (0.31)      $     (0.23)      $      (0.89)      $     (0.45)
                                                            ============       ===========       ============       ===========

FULLY DILUTED:
   Fully diluted earnings (loss) per share is not presented, as there were no potentially dilutive securities.

NOTES:
   (1) In connection with its initial public offering of Common Stock completed on May 22, 1996, all of the Company's outstanding Preferred Stock automatically converted to Common on a one-for-one basis. Therefore, losses per Common and Common equivalent share are based on the weighted average number of Common and Preferred shares outstanding.

   (2) In the calculation of weighted average Common and Common equivalent shares, nonqualified stock options and warrants to purchase Common Stock are considered Common Stock equivalents. Such options and warrants are converted using the treasury stock method, which assumes that the shares issuable upon exercise of the options or warrants were outstanding for the full period. In accordance with generally accepted accounting principles, no Common Stock equivalents are shown for either the second quarter or the first 26 weeks of fiscal 1996, as their effect would have been anti-dilutive.

   (3) Pursuant to Securities and Exchange Commission Accounting Bulletins, 24,536 Common and Common equivalent shares issued during the 12-month period prior to the Company's May 1996 initial public offering have been included in the calculation as if they were outstanding for all periods reported prior to the filing of the Registration Statement (using the treasury stock method at the assumed initial public offering price).


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